Exhibit 10.14

AMENDED AND RESTATED COMPENSATION AGREEMENT

THIS AMENDED AND RESTATED COMPENSATION AGREEMENT (“Agreement”) is entered into this 5th day of March, 2003, but effective as of January 1, 2003, by and between Samuel Zell (“Chairman”) and Equity Residential (“Company”), a Maryland real estate investment trust.

RECITALS

WHEREAS, the Chairman has served as Chairman of the Company’s Board of Trustees since 1993; and

WHEREAS, in recognition of the extraordinary services previously rendered by Chairman and to give Chairman incentive to continue rendering such services, the Company and the Chairman entered into a Executive Compensation Agreement dated October 18, 2001 (the “2001 Agreement”);

WHEREAS, the Company and the Chairman desire to amend the 2001 Agreement to provide for the relative mix and pricing of share options and restricted shares for the February 2003 long-term compensation grant and all subsequent grants.

WHEREAS, the Company and the Chairman desire to amend and restate in its entirety the 2001 Agreement effective as of January 1, 2003, with the 2001 Agreement remaining in effect for the period prior to January 1, 2003;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the payment and adequacy of which is hereby acknowledged, the parties agree to amend and restate the 2001 Agreement in its entirety as follows:

I.              Executive’s Compensation

Chairman’s compensation for each full calendar year that this Agreement is in effect shall be as follows:

A.    In each of the months of February 2003 and January 2004, for services rendered during the calendar year preceding the date of grant, the Company shall grant Chairman share options in the Company (the “Share Options Grant”) and restricted common shares of Company stock (the “Restricted Shares Grant”) having a combined total dollar value of $3,250,000. The February 2003 grant of $3,250,000 shall be allocated 25% to the Share Options Grant and 75% to the Restricted Shares Grant. The January 2004 grant of $3,250,000 shall be allocated between the Share Options Grant and the Restricted Shares Grant in the same ratio as approved by the Company’s Board of Trustees for the annual long-term incentive grants to the Company’s executive officers; provided, however, if the Chief Executive Officer and the other executive officers do not all receive the same relative allocation of Share Options Grant and Restricted Shares Grant, Chairman’s relative allocation shall be the same as that of the Chief Executive Officer.

B.    The number of options in each Share Options Grant will be determined using the same value per option and same exercise price that the Company’s Compensation Committee uses in pricing the annual share option grants to the Company’s employees. For example, if the Company’s Compensation Committee values one share option at $1.90 and if the total value allocated to share options is 25%, or  $812,500, Chairman would receive a grant of 427,632 Share Options ($812,500/$1.90).  Each Share Options Grant will vest over a three year period, with one-third of each grant vesting on each of the first, second, and third anniversary dates of said grant, subject to Chairman’s continuous service as the Company’s Chairman of the Board of Trustees on each vesting date, unless such grant is otherwise vested pursuant to the terms and conditions of the Company’s Share Option and Share Award Plan, as amended, or any successor plan thereto (the “Plan”).

C.    The number of restricted shares in each Restricted Shares Grant will be determined using the closing price of the Company’s common shares on the date that the Company issues its annual share option and restricted share grants to the Company’s employees.  For example, assuming the price of one Company common share on the date of grant is $23.55, if the total value allocated to the Restricted Shares Grant is 75%, or $2,437,500, Chairman would receive 103,503 Restricted Shares ($2,437,500/$23.55).  Each Restricted Shares Grant will vest in full on the third anniversary date of said grant, subject to Chairman’s continuous service as Company’s Chairman of the Board of Trustees on said vesting date, unless such grant is otherwise vested pursuant to the terms and conditions of the Plan.

D.                   (i)            Each Share Options Grant and Restricted Shares Grant shall be subject to the terms and conditions of the Plan, including but not limited to, the vesting conditions of the Plan.  Any capitalized words used herein and not defined shall have the meaning ascribed to them in the Plan.

(ii)            Notwithstanding paragraph 6(f) of the Plan, the termination of Chairman’s trusteeship shall be deemed the equivalent of an employee’s termination of employment under the Plan for purposes of the lapse of restrictions on Restricted Shares and the accelerated vesting of Share Options.

(iii)           Pursuant to the Company’s Compensation Committee’s authority under the Plan to establish guidelines for determining whether a grantee’s service has terminated for “good cause,” the Company agrees, with the Chairman’s approval thereof, that for purposes of this Agreement, “good cause” under the Plan shall have the same definition as the word “Cause” in the Retirement Benefits Agreement dated October 18, 2001 entered into by the Company and the Chairman.

(iv)          The Company agrees that any decisions under the Plan relating to this Agreement shall be made by the Committee and not by the Plan Administrator or the Company’s General Counsel.

(v)           The Company represents to Chairman that there shall always be sufficient Shares under the Plan available for issuance to cover the potential awards to Chairman, and that prior to January 1, 2004, it shall enact a successor stock option and share award plan to ensure the granting of the awards to Chairman required after May 21, 2003 (the last date awards can be made under the 1993 Plan).  Any such successor stock option and share award plan shall be, insofar as it affects Chairman, be substantially equivalent to the existing Plan and not inconsistent with any provision of this Agreement.  The Company further represents to Chairman that in the unlikely event the Plan is terminated, it shall be required to provide Chairman with substantially equivalent substitute awards.

E.     The parties agree that Chairman is not and shall not be deemed an employee of Company and that, Company will not make any withholdings or deductions from any taxable income realized in connection with the Share Options or Restricted Shares and will issue, if required by law, to Chairman each year a standard Internal Revenue Service Form 1099.

II.            Term and Compensation Upon Termination

A.    This Agreement shall become effective on January 1, 2003 and shall continue in effect until the earlier to occur of (i) the death of Chairman; (ii) Chairman’s resignation or removal as Chairman of the Board of Trustees of Company; or (iii) the issuance of the Share Options Grant and Restricted Shares Grant in January 2004.

B.    Should this Agreement terminate for any reason prior to the end of any calendar year during the term hereof, other than for “Cause” (as such word is defined in the Retirement Benefits Agreement of even date herewith entered into by Company and Chairman), Chairman shall receive as his sole compensation for the calendar year in which this Agreement terminates a prorated Share Options Grant and a prorated Restricted Shares Grant, equal to the full dollar amount of each such Grant for said calendar year, multiplied by a fraction, the numerator of which is the number of days in said calendar year that this Agreement was in effect before it terminated, and the denominator of which is 365; provided, however, that any such prorated Share Options Grant or Restricted Shares Grant shall be subject to the vesting terms and conditions described above in this Agreement and in the Plan (i.e., said Grants would be fully vested upon their grant unless Chairman resigned without good reason prior to age 62 or was removed for Cause).

III.           Chairman’s Duties

Chairman shall perform such duties as are consistent with the office of Chairman of the Board of Trustees and consistent with the services historically performed by Chairman.

IV.           Expenses

Chairman shall be personally responsible for his office rent and office related expenses and all business related expenses which would otherwise be customarily reimbursed as travel and entertainment expenses incurred in connection with Company business and/or his responsibilities as Chairman of the Board of Trustees and will not be reimbursed by Company for any such expenses.

V.            Arbitration

Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof.

VI.           Notices

Any notice or other communication required or permitted to be transmitted under this Agreement shall be in writing, and personally delivered or mailed, return receipt requested, postage prepaid, addressed to the parties hereto at their addresses following their signatures below, or at such other addresses as may be hereafter designated by a party by notice delivered in accordance herewith.  Any notice delivered personally shall be effective on the date of delivery and any notice mailed, as aforesaid, shall be effective on the second day following posting.

VII.         Waiver of Breach

The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the one party.

VIII.        Assignment

The rights and obligations of Company and Chairman under this Agreement shall inure to the benefit of, and shall be binding upon, Company and its successors and assigns and Chairman and his heirs and personal representatives.

IX.           Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.  It may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

X.            Governing Law and Severability

This Agreement shall be construed and enforced, and all questions concerning compliance by any person with its terms shall be determined under the laws of the State of Illinois.  All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EQUITY RESIDENTIAL, a Maryland real estate investment trust

By:	/s/ Bruce W. Duncan
Bruce W. Duncan, President & CEO

Address:

Two North Riverside Plaza
Suite 400
Chicago, Illinois 60606

CHAIRMAN:

/s/ Samuel Zell
SAMUEL ZELL, Chairman

Address:

Two North Riverside Plaza
Suite 600
Chicago, Illinois 60606